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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE
TUESDAY, NOVEMBER 10, 1998

             APOGEE ENTERPRISES, INC. SIGNS STOCK PURCHASE AGREEMENT
                   TO SELL DETENTION & SECURITY BUSINESS UNIT
     -- APOGEE TAKES ANOTHER STEP TOWARD FOCUSING ON ITS CORE BUSINESSES --

MINNEAPOLIS, MN, NOVEMBER 10, 1998 -- APOGEE ENTERPRISES, INC. (NASDAQ: APOG) today announced that it has entered into a stock purchase agreement to sell the stock of Norment Industries, Inc. and Norshield Corporation, the two subsidiaries comprising Apogee's Detention & Security business unit, to CompuDyne Corporation (Nasdaq: CDCY) for $22.5 million. The transaction is subject to Hart-Scott-Rodino Act clearance and certain closing conditions.

Apogee's Detention & Security business unit is a leader in high-security systems contracting. The Detention & Security business unit includes five operating businesses and is part of Apogee's Building Products & Services business segment. For the fiscal year ended February 28, 1998, the Detention & Security business unit generated net sales of approximately $75 million, or less than 10% of Apogee's consolidated net sales totaling $913 million.

"The Detention & Security business unit is a strong competitor in a growing market with outstanding management," said Russell Huffer, President and Chief Executive Officer of Apogee Enterprises, Inc. "From a strategic standpoint, however, the sale of this business unit fits in with our forward direction of focusing on our core businesses, especially Glass Technologies."

Separately, Apogee announced that it will be exiting its Voice Track business, which accounted for less than 1% of consolidated net sales in fiscal 1998 and has not met management's expectations.

Apogee Enterprises, Inc. is a leader in the design and development of value-added glass products, services, technologies and systems for the nonresidential building, automotive and commercial markets. The company is organized into three operating segments: Glass Technologies (GT), Auto Glass
(AG), and Building Products & Services (BPS). Headquartered in Minneapolis, the company's stock is traded on the Nasdaq Stock Market under the symbol APOG.

              FOR MORE INFORMATION ON APOGEE ENTERPRISES, INC. VIA
                       FACSIMILE AT NO COST, SIMPLY DIAL
             1-800-PRO-INFO AND ENTER THE COMPANY CODE TICKER APOG.

                                      # # #

APOGEE ENTERPRISES, INC.        AT THE COMPANY:
7900 Xerxes Ave., South         Donald W. Goldfus, Chairman
Minneapolis, MN 55431           Russell Huffer, CEO
(612) 835-1874                  Robert G. Barbieri, CFO
                                Michael A. Bevilacqua, Treasurer


AT THE FINANCIAL RELATIONS BOARD:
Larry Stein       Suzy Lynde
General Inquiries Investor Inquiries
(312) 266-7800    (312) 266-7800